Exhibit (d)(3)

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

October 10, 2006

Icagen, Inc.

Attention: Kay Wagoner, Ph.D.

Chief Executive Officer

4222 Emperor Blvd., Suite 350

Durham, North Carolina 27703

Dear Kay:

As you know, Pfizer Inc. (“Pfizer”) and Icagen, Inc. (“Icagen”) previously entered into a letter agreement, dated January 6, 2006 and amended on January 18, 2006 (as amended, the “Original Agreement”) relating to the terms of disclosure by you to us of certain information concerning Sodium Ion Channel Targets for Pain. You have now agreed to disclose to us additional information about your business in order for you and us to discuss a possible corporate transaction. In consideration of the mutual covenants contained in this letter agreement (this “Agreement”), each party agrees to amend and restate the Original Agreement as follows;

1.	Definitions

(a)	“Confidential Information” means all information, other than Exempt Information, that is provided to Pfizer by or for Icagen under this Agreement. Written Confidential Information will be marked or stamped to indicate its confidential nature, and oral Confidential Information will be outlined in a summary which Icagen will prepare and give to Pfizer promptly after disclosure of the oral Confidential Information.

(b)	“Exempt Information” means information that (i) Pfizer possessed prior to its disclosure hereunder as evidenced by its written business records; (ii) is or becomes public through no fault of Pfizer; (iii) Pfizer obtains from a third party free of any confidentiality obligation to Icagen; or (iv) Pfizer independently developed without the use of Confidential Information.

(c)	“Permitted Use” means the process of evaluating and discussing a potential business transaction between 1cagen and Pfizer.

(d)

“Permitted User” means (i) Pfizer and its Affiliates which are bound by the terms of this Agreement; and (ii) those directors, officers, employees and consultants of Pfizer and its Affiliates who are party to a confidentiality agreement consistent with this Agreement and who have a need to know the Confidential Information in connection with the Permitted Use. Pfizer shall be liable for any failure of any Permitted User to (a) maintain the confidentiality of the Confidential Information, or (b) otherwise comply with the terms of this Agreement to the same extent as Pfizer is obligated to do so.

(e)	“Affiliates” means, with respect to each party, the legal entities that control, are controlled by, or are under common control with the party.

2.	Treatment of Confidential Information

(a)	Pfizer will maintain the confidentiality of the Confidential Information with the same degree of care as Pfizer maintains the confidentiality of its own confidential information.

(b)	Permitted Users may use, copy and make extracts of Confidential Information only in connection with the Permitted Use.

(c)	Pfizer will not disclose Confidential Information to, or permit it to be accessed by, any person except Permitted Users.

(d)	Upon the request of Icagen, Pfizer will promptly return to Icagen or destroy all copies of Confidential Information which Icagen has provided to Pfizer and, except as set forth in paragraph 2(e), Pfizer will destroy all additional copies, in whatever medium, of Confidential Information then in the possession or under the control of Pfizer (including all copies provided to, or made by, any Permitted User). Upon the request of Icagen, Pfizer will certify in writing as to such destruction. Notwithstanding the foregoing, Pfizer will not be required to destroy any computer files created during automatic system backup that are subsequently stored securely by Pfizer.

(e)	Notwithstanding paragraph 2(d), Pfizer may retain a single copy of Confidential Information for the sole purpose of ascertaining its ongoing obligations of confidentiality and non-use respecting such Confidential Information.

(f)	If Pfizer is requested to disclose any Confidential Information in connection with a legal or administrative proceeding, or intends to disclose any Confidential Information in order to comply with any legal requirements, Pfizer will do so only if, and to the extent that, legal counsel for Pfizer determines such disclosure is legally required. Pfizer will notify Icagen of the request as soon as practicable. If Icagen seeks a protective order or other remedy, Pfizer will cooperate with Icagen at its expense.

3.

Non-Solicitation. For a period of fifteen (15) months commencing on the date of this Agreement, Pfizer agrees that it will not solicit to employ any person who at the time of such solicitation is an officer of or otherwise employed by Icagen (“a Covered Person”) and with whom representatives of Pfizer came in contact or first identified during the process of considering a possible corporate transaction as contemplated by this Agreement; provided, however, that this paragraph shall not prevent Pfizer or its Affiliates from hiring a Covered Person if: (1) such Covered Person contacts Pfizer or its representatives on the Covered Person’s own initiative without solicitation by Pfizer or its representatives; (2) the personnel of Pfizer who have solicited such Covered Person have no knowledge of any Confidential Information and the personnel of Pfizer who have knowledge of any Confidential Information have no advance knowledge of such solicitation; or (3) such Covered Person responds to a general solicitation of employment by Pfizer not specifically directed towards Icagen or particular employees of Icagen.

4.	Other Matters

(a)	Each party represents and warrants to the other that it has the legal power and authority to enter into and perform under this Agreement, and Icagen represents and warrants to Pfizer that Icagen has the right to disclose the Confidential Information, without violating the rights or obtaining the consent of any third party.

(b)	Nothing contained in this Agreement will transfer to Pfizer or create in Pfizer any proprietary right, title, interest or claim in or to any Confidential Information of Icagen or be construed as a grant of any rights by Icagen to any of its intellectual property.

(c)	Neither party is obligated to negotiate or enter into any other agreement, and any evaluation or discussions may be terminated at the sole discretion of either Icagen or Pfizer at any time. Unless and until a definitive agreement is executed by the parties, neither party is under any legal obligation of any kind with respect to any transaction.

(d)	Pfizer’s obligations under this Agreement shall terminate automatically five (5) years following the date of this Agreement as first set forth above.

(e)	A waiver by either party of any term or condition of this Agreement must be in a writing signed by the party. A waiver in one instance of a term or condition shall not be deemed a waiver of such term or condition in any other instance.

(f)	This Agreement sets forth the parties’ entire understanding about the disclosure of Confidential Information as provided for herein and supersedes any other agreement or understanding between the parties with respect thereto (including the Original Agreement). Neither party may assign, amend, or terminate any part of this Agreement except by a writing signed by both parties.

(g)	Both Icagen and Pfizer shall maintain confidential this Agreement and the fact that discussions are taking place between the parties, and each party shall refrain from making any announcement or any other public disclosure in respect thereof (except as required under applicable laws and regulations) without the prior written consent of the other party.

(h)	This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(i)	This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York excluding its conflict of law rules.

(j)	Nothing in this Agreement creates any joint venture, partnership or agency relationship, and the parties shall at all times remain independent contractors with respect to one another hereunder.

If the foregoing terms are acceptable, please have both copies of this Agreement executed by a duly authorized signatory and return one copy to Pfizer.

Very truly yours,

PFIZER INC.

By:	/s/ Peter L. Garrambone, Jr.
(Signature)

Peter L. Garrambone, Jr.
Senior Vice President, Corporate Strategic Planning

ACCEPTED AND AGREED:

ICAGEN

By:	/s/ Edward P. Gray
(Signature)
Name: Edward P. Gray
Title: Senior Vice President